Exhibit 1.3

Translation IN22466/04

The document submitted for translation is MINUTES OF THE SPECIAL SHAREHOLDERS’ MEETING OF TELE NORTE LESTE PARTICIPAÇÕES S.A.-------------------------------------------------------------------------------------------------------

TELE NORTE LESTE PARTICIPAÇÕES S.A.

Corporate Taxpayer Registration CNPJ/MF No. 02.558.134/00001-58

NIRE 33 3 0026253 9

PUBLICLY HELD COMPANY

Minutes of the Special Shareholders’ Meeting of Tele Norte Leste Participações S.A., held on May 24, 2004, on second call, drawn up as a summary as authorized by §1 of Article 17 of the Bylaws:----------------------------------------------------------------------------------

1. PLACE, DATE AND TIME: held at the head office of the Company, located at Rua Humberto de Campos, No. 425, 8o andar, Leblon, City of Rio de Janeiro, State of Rio de Janeiro, on May 24, at 11:00 a.m.----------------------------------------------------------------

2. ORDER OF THE DAY: (1) Cancellation of 2,312,168,000 Common Shares issued by the Company, corresponding to part of the shares currently held in the Treasury (4,156,100,000 Common Shares), and from the total 4,624,336,826 Preferred Shares issued by the Company, currently held in the Treasury, without reducing the Company’s capital stock; (iii) Grouping of the total shares representing the capital stock of Company (after cancellation of the Shares in Treasury mentioned in the previous item), in the proportion of 1,000 (one thousand) Shares to 1 (one) Share of the same kind; (iii) Delegation of powers to the Company’s Management to implement all the acts necessary to the effectuation of the aforementioned transactions; (iv) Alteration of Articles 5 and 6 of the Bylaws, as a result of the cancellation and grouping of Shares, to adapt the number of Common Shares and of Preferred Shares into which the Company’s capital stock is divided, as well as the number of shares, to which Company is authorized to increase Company’s capital stock by deliberation of the Board of Directors (authorized capital) and amendment of Articles 13, 25, 27, 29, §§1, 2 and 30 of the Bylaws, to create the office of Company CEO and General Superintendent Director, substituting the office of Director Superintendent and to regulate the cases of temporary absence and impediment of the Management’s members.---------------------------------------------------------------------------------------------------------------------------------------------------------------

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6. DELIBERATIONS:-------------------------------------------------------------------------------------------------------------------------------

The decisions below were taken by shareholders representing more than 63% of the Company’s voting capital stock present at the Meeting:---------------------------------------------------------------------------------------------------------------------------------------------

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e) With respect to item (iv) of the Order of the Day, the following was approved without dissenting vote: (a) the amendment of the heading of Article 5 of the Company Bylaws, as a result of the cancellation of Shares, to adapt the number of Common and Preferred Shares into which the capital stock is divided. The heading of Article 5 of the Company Bylaws now reads as follows: “The subscribed and fully paid in capital is R$4,812,021,018.99 (four billion, eight hundred and twelve million, twenty-one thousand, eighteen reais and ninety-nine cents), represented by 387,918,873,012 (three hundred and eighty seven billion, nine hundred and eighteen million, eight hundred and seventy three thousand and twelve) shares, whereas 129,306,291,613 (one hundred and twenty nine billion, three hundred and six million, two hundred and ninety one thousand six hundred and thirteen) are common shares and 258,612,581,399 (two hundred and fifty eight billion, six hundred and twelve million, five hundred and eighty one thousand, three hundred and ninety nine) preferred shares, all nominative and without par value”; (b) that after the completion of the transactions with respect to share grouping, a Special Shareholders’ Meeting will be held to adjust Articles 5 and 6 of the Company Bylaws due to grouping of shares; and (c) the amendment of Articles 13, 25, 27, 29 §§ 1, 2 and 30 of the Bylaws, to create the positions of CEO and General Director Superintendent and regulate the cases of temporary absence and impediment of the members of the Management. Thus, articles 13, 25, 27, 29 §§ 1 and 2 and 30 of the Bylaws are now in force with the following wording: “Article 13 – The General Meeting will be convened by the Company’s CEO, who will then elect a President and a Secretary, chosen among the attending shareholders. In the absence or impediment of the CEO, the Meeting may be held by any Director or Attorney-in-Fact duly vested with specific powers for this purpose, which will elect the presiding officers, as established above.” (…) “Article 25 – The Management will consist of, at least, 2 (two) and at most 6 (six) members, 1 (one) being called CEO, 1 (one) General Director Superintendent and the other Directors without a specific designation”. (…) “Article 27 – It will be up to the CEO to summon the meetings of the Management, which shall be done 2 (two) business days in advance. The meetings of the Management shall be presided over by the CEO.” (…) “Article 29 – the Company, in compliance with paragraphs 1 and 2 below shall be represented actively and passively, in any acts that bind or release third parties from obligations to the Company, by two Directors together or by two appointed attorneys-in-fact, as below, through an instrument of power of attorney for the practice of the acts specified therein. §1 – The CEO or the attorney-in-fact appointed as below is responsible for representing the Company in the general meetings of the companies controlled by or associated to it. According to Article 19, XXVIIII of these Bylaws, the Company’s representative shall present to the President of the meeting of the controlled or associated company’s meeting the minutes of the Board of Directors’ meeting containing the instruction of the Company’s vote. §2 – The powers of attorney granted by the Company shall be signed by 2 (two) Directors together, one of which, will necessarily be the CEO, defining in the respective instruments, precisely and fully, the powers granted and the term of the power of attorney, which, at the exception of the powers of attorney granted to lawyers to represent the Company in administrative or legal proceedings may not exceed 1 (one) year or the period of complementation of the mandate, whichever is shortest. In addition to containing the term, the ad negotia powers of attorney shall prohibit delegation.” Article 30 – The CEO shall specify the responsibilities of each of the Directors, the limits determined to them by the Company’s Board of Directors to this effect observed. The Company’s representation with the bodies that regulate the capital markets, according to the provisions of Instruction No. 202/93, amended by Instruction No. 309/99, both by the Brazilian Securities and Exchange Commission (CVM), may apply to any of the Directors, as deliberated by the Company’s Board of Directors. §1- In their absence and in the event of temporary impediments, the CEO will be substituted by the General Director Superintendent. In event of absence or temporary impediment by the CEO and the General Director Superintendent, the Presidency will be exercised by one of the members of the Management, appointed by the CEO. §2 – In the event of absence or temporary impediment of one of the other members of the Management, including the General Director Superintendent, the office shall be accumulated by one Director designated by the Company.” The other articles of the Bylaws, which have not been expressly altered, remain unchanged. -----------------------------------------------------------------------

7 – CLOSURE: As there was nothing further to be discussed, these minutes were drawn up and after being read, were approved and signed by shareholders representing the majority of the Company’s capital stock, the abstentions and declarations of vote observed, the publication of the minutes having been authorized without the signatures of the shareholders present, according to Article 130, §2 of Law No.

6404/76. This is a true copy of the original drawn up in the Company’s Book of Minutes. Rio de Janeiro, May 24, 2004. --------------

[Illegible Signature] Eliana Jacinta de Azevedo -------------------------------------------------------------------------------------------------

Teixeira, Secretary ------------------------------------------------------------------------------------------------------------------------------------

Rio de Janeiro, June 3rd, 2004. ------------------------------------------------------------------------------------------------------------------

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